Exhibit 99.2

Bioenvision, Inc. Says Securities Class Action Litigation Without Merit

New York, NY (July 26, 2007) – Bioenvision, Inc. (Nasdaq:BIVN) today announced that it has been named as a defendant in a securities class action lawsuit filed in the United States District Court for the Southern District of New York purportedly on behalf of sellers of the Company’s common stock during the period from May 1, 2007 through May 28, 2007.  Bioenvision’s Chairman and CEO, Christopher B. Wood, and CFO, James S. Scibetta, were also named as defendants.  The litigation alleges, among other things, that the Company made material misstatements and omissions in connection with the agreement and plan of merger entered into with Genzyme Corporation on May 29, 2007.

The Company believes all the allegations in the complaint are without merit and intends to vigorously defend them.

About Bioenvision

Bioenvision’s primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra®, Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing Suvus® which is currently in clinical development for refractory chronic hepatitis C infection. For more information on Bioenvision please visit our website at www.bioenvision.com.

Certain statements contained in this press release are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur; risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this press release are current as of the date of this release only.

Contact:

James S. Scibetta

Chief Financial Officer

jscibetta@bioenvision.com

212-750-6700